Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 7, 2013, with respect to the combined financial statements of Tesoro Hawaii (as described in Note A to the combined financial statements) for the year ended December 31, 2012, included in Par Petroleum Corporation’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 14, 2013 incorporated by reference in the Registration Statement (Form S-3 No. 333-192519) and related Prospectus of Par Petroleum Corporation for the registration of 143,884,892 shares of its common stock.

/s/ Ernst & Young LLP

San Antonio, Texas

December 12, 2013